Exhibit 10.13

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

[***] LICENSE AGREEMENT

by and among

FORMA THERAPEUTICS HOLDINGS, LLC

a limited liability company formed under the laws of Delaware,

solely with respect to Articles 4, 5, 7 and 9

FORMA THERAPEUTICS, INC.

a corporation formed under the laws of Delaware,

and

CELGENE ALPINE INVESTMENT COMPANY II, LLC,

a Delaware limited liability company

Dated as of December 28, 2018

i

LIST OF EXHIBITS

Exhibit A	Common Defined Terms
Exhibit B	Forma Patents
Exhibit C	Licensed Compounds
Exhibit D	Forma Third Party Agreements
Exhibit E	Transition Activities

LIST OF SCHEDULES

Schedule 7.7.2	Clinical Trial Agreements
Schedule 8.2(a)	Forma Patents
Schedule 8.2(b)	Existing Forma Agreements

ii

[***] LICENSE AGREEMENT

This [***] LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of December 28, 2018 (the “Effective Date”) by and among Forma Parent (solely for purposes of Articles 4, 5, 7 and 9) and Forma Inc. (as each such term is defined in Exhibit A), and Celgene Alpine Investment Company II, LLC, a Delaware limited liability company (“Celgene”). Forma Parent, Forma Inc. and Celgene are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that [***] (the “Existing License Agreement”);

WHEREAS, the Parties have terminated the Existing License Agreement as of the Effective Date; and

WHEREAS, Celgene desires to obtain exclusive rights from Forma Inc. with respect to the development and commercialization of Licensed Compounds and Licensed Products using the Forma IP, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. For purposes of this Agreement, terms when used with initial capital letters shall have the respective meanings set forth in Exhibit A attached hereto.

ARTICLE 2

DEVELOPMENT AND COMMERCIALIZATION

2.1    Responsibility. As of and after the Effective Date, Celgene will assume sole responsibility for, and control of, the research, development, manufacture and commercialization of Licensed Compounds and Licensed Products in the Field in the Territory and, except as otherwise set forth in this Agreement, will have sole responsibility to pay for all costs and expenses arising from its research, development, manufacture and commercialization of Licensed Compounds and Licensed Products in the Field in the Territory.

2.1.1    Status Reports. During the Term, Celgene shall provide to Forma Inc. a written progress report at least once per Calendar Year on the status of Celgene’s material development activities with respect to any Licensed Compound or Licensed Product then being developed or commercialized under this Agreement and Celgene’s plans with respect to the development and/or commercialization of Licensed Compounds or Licensed Products during the following [***] period (including estimated timelines for such activities during such [***] period).

2.2    Diligence. Celgene shall use Commercially Reasonable Efforts (for purposes of clarity, itself or through an Affiliate or Sublicensee) to develop at least one Licensed Compound. With respect to each Licensed Product, after Regulatory Approval is obtained in a country of the Territory for such Licensed Product, Celgene shall use Commercially Reasonable Efforts (for purposes of clarity, itself or through an Affiliate or Sublicensee) to commercialize such Licensed Product in such country where, in Celgene’s business judgment, it is commercially reasonable to do so.

2.3    Regulatory.

2.3.1    Transition Activities. After the Effective Date, Forma Inc. shall perform the transition activities as set forth in Exhibit E (the “Transition Activities”). Celgene shall reimburse Forma Inc.’s reasonable out-of-pocket costs and expenses incurred in performing such Transition Activities.

2.3.2    Transfer of Regulatory Materials. Forma Inc. shall transfer, in accordance with the Transition Activities, to Celgene any and all Clinical Test Data, Regulatory Data, Regulatory Filings (including any INDs and CTAs and any foreign counterparts thereof) and Regulatory Approvals for all Licensed Compounds and Licensed Products which Forma Inc. has the right to transfer under the applicable existing agreements with Third Parties, and thereafter Celgene (or its designee) shall hold title to and file all such Clinical Test Data, Regulatory Data, Regulatory Filings and Regulatory Approvals and supplements thereto relating to Licensed Compounds and Licensed Products, provided, that Forma Inc. may retain copies of any such Clinical Test Data, Regulatory Data, Regulatory Filings and Regulatory Approvals that a Regulatory Authority requires Forma Inc. to retain under Law. For any such Clinical Test Data which Forma Inc. cannot transfer under the applicable agreements with Third Parties, Forma Inc. shall use reasonable efforts to obtain consent to effectuate such transfer, and Celgene shall reimburse Forma Inc.’s reasonable out-of-pocket costs and expenses incurred in obtaining such consent.

2.3.3    Responsibility. As of and after the date upon which the transfer described in Section 2.3.1 is effected, Celgene shall have sole control of all efforts with Regulatory Authorities regarding the development, manufacture and commercialization of Licensed Compounds and Licensed Products in the Territory, including taking full control of preparing and filing the relevant Regulatory Filings and seeking Regulatory Approval. During the Term, Celgene shall keep Forma Inc. reasonably informed of material regulatory activities and events that occur with respect to Licensed Compounds and Licensed Products.

2.3.4    Right of Reference. In the event of any failure or inability to assign any Regulatory Data, Regulatory Filings or Regulatory Approvals to Celgene as required by Section 2.3.1, Forma Inc. hereby consents and grants to Celgene the right to access and reference (without any further action required on the part of Forma Inc., whose authorization to file this consent with any Regulatory Authority is hereby granted) any such Regulatory Data, Regulatory Filings and Regulatory Approvals. Upon Celgene’s request, Forma Inc. shall provide the relevant Regulatory Authority with written confirmation of such right of access and reference.

2.3.5    Pharmacovigilance. Within [***] after the Effective Date, the Parties will enter into a pharmacovigilance agreement, which upon such execution will be attached as an exhibit hereto and hereby incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”). The Parties shall comply with the provisions of such agreement. Celgene shall maintain and will be the recognized holder of a global safety database for adverse event reports related to the Licensed Compounds and Licensed Products received by either Party. Celgene will respond to safety inquiries regarding Licensed Products. Each Party promptly will disclose to the other Party any adverse events, safety data or similar complaints related to the Licensed Compounds and Licensed Products received by such Party or its Affiliates or Sublicensees, all as contemplated by the Pharmacovigilance Agreement. Celgene will deploy and administer any safety monitoring activity implemented for the Licensed Products, and be responsible for all pharmacovigilance activities for the Licensed Products. Forma Inc. shall cooperate with Celgene and share information concerning the pharmaceutical safety of each Licensed Compound and Licensed Product of which it becomes aware. Forma Inc. shall promptly advise Celgene of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of any Licensed Compound or Licensed Product and any actions taken in response to such information. Further, Forma Inc. will follow the adverse event reporting requirements and processes set forth in the Pharmacovigilance Agreement.

2.3.6    Access to Data. Celgene and its Affiliates and Sublicensees shall have access to all data contained or referenced in any Regulatory Data, Regulatory Filings (including any Regulatory Approvals) described in Section 2.3 that are Controlled by Forma Inc. and that are necessary for the development, manufacture and commercialization (as set forth in this Agreement) of Licensed Compounds and Licensed Products.

2.4    Transfer of Third Party Agreements.

2.4.1    Within [***] after the Effective Date, Celgene shall notify Forma Inc. which of the third-party agreements listed in Exhibit D (the “Third Party Agreements”) shall be transferred to Celgene (including which such Third Party Agreements Celgene requires be amended before transfer to Celgene), and Forma Inc. shall use Commercially Reasonable Efforts to transfer, or amend and transfer, as the case may be, to Celgene its rights and obligations under such Third Party Agreements. Forma Inc. represents and warrants to Celgene that the Third Party Agreements listed in Exhibit D are the only agreements of Forma Inc. or any of its Affiliates with Third Parties relating to the Licensed Compounds and/or Licensed Products that are necessary or reasonably useful to the research, development or manufacture of Licensed Compounds and/or Licensed Products. For those Third Party Agreements that Celgene does not elect to have transferred, and those Third Party Agreements Celgene requires be amended before transfer that Forma Inc. is unable to amend pursuant to the preceding sentence, Forma Inc. shall use reasonable efforts to wind down such Third Party Agreements. Any (a) [***], (b) reasonable direct and out-of-pocket costs and expenses incurred by Forma Inc. in connection with such transfer (including without limitation costs and expenses incurred to amend any such Third Party Agreement so as to allow for its transfer to Celgene) and (c) reasonable direct and out-of-pocket costs and expenses incurred by Forma Inc. to wind-up or terminate any Third Party Agreement that is not transferred to Celgene, shall be borne by Celgene. Forma Inc. shall invoice Celgene for any such reasonable direct and out-of-pocket costs and expenses, and Celgene shall make the corresponding payment within [***] after receipt of such invoice. With respect to any Third Party Agreements requested by Celgene to be transferred to it that Forma Inc. is unable to transfer pursuant to this Section 2.4, the Parties shall cooperate with each other, upon written request from Celgene, in endeavoring to obtain for Celgene an arrangement which Celgene reasonably shall desire designed to provide for Celgene the same net benefits thereof as if such agreements had been transferred to Celgene.

2.5    Assistance. During the Term, Forma Inc. will cooperate with Celgene to provide reasonable assistance requested by Celgene to facilitate the transfer of development and manufacturing responsibilities to Celgene as required under this Agreement, including providing reasonable assistance with respect to regulatory and manufacturing transition matters related to Licensed Compounds and Licensed Products. Such cooperation will include providing Celgene with reasonable access by teleconference or in-person at Forma Inc.’s facilities to Forma Inc. personnel involved in the research, development and manufacture of Licensed Compounds and Licensed Products. Forma Inc. shall provide Celgene with a reasonable level of assistance and consultation in connection with the transfer described in this Section 2.5 at no cost, provided that Forma Inc. need only use Commercially Reasonable Efforts to provide such assistance.

2.6    No Representation. Subject to the foregoing obligations to use Commercially Reasonable Efforts, Celgene provides no representation, warranty or guarantee that any particular results will be achieved with respect to any Licensed Compound or Licensed Product hereunder.

ARTICLE 3

TECHNOLOGY TRANSFER; MANUFACTURE AND SUPPLY

3.1    Technology Transfer. As requested from time to time by Celgene during [***] period after the Effective Date, or as the Parties otherwise mutually agree, Forma Inc. shall transfer to Celgene or its designee, a copy of all Forma Know-How (including materials) requested by Celgene. In addition, Forma Inc. shall provide all reasonable assistance, including making its personnel reasonably available for meetings or teleconferences, to support and assist Celgene or its designee in such technology transfer to Celgene or its designee. [***]. Except as otherwise set forth in this Agreement, the technology transferred by Forma Inc. under this Section 3.1 is supplied “as is” and Forma Inc. makes no representations and extends no warranties of any kind, either express or implied.

3.2    Manufacture and Supply of Licensed Compounds and Product. Celgene will have the sole right to manufacture and supply Licensed Compounds and Licensed Products.

ARTICLE 4

EXCLUSIVITY

4.1    Exclusivity.

4.1.1    Except as expressly permitted in this Agreement, Forma Parent and Forma Inc. hereby covenant that during the Term, Forma Parent, Forma Inc., each of their respective subsidiaries and any Affiliates of any of the foregoing shall not (i) alone or with or for any Third Party conduct any activities with respect to any Licensed Compound or Licensed Product or research, develop, manufacture or commercialize any Licensed Compound or Licensed Product, or (ii) grant a license or sublicense to conduct any activities with respect to any Licensed Compound or Licensed Product or to research, develop, manufacture or commercialize any Licensed Compound or Licensed Product, or (iii) transfer, assign, convey or otherwise sell any Licensed Product or Licensed Compound.

4.2    Consequences of Business Combination. Notwithstanding the provisions of Section 4.1, if a Business Combination occurs with respect to Forma Parent or Forma Inc. (or successor entity or assignee thereto or Affiliate thereof), Section 4.1 shall not apply to or otherwise restrict any activity (including the research, development, manufacture or commercialization of any product, product candidate or service of such Third Party) of the Third Party or its Affiliates (except for Forma Parent or Forma Inc. (or successor entity or assignee thereto but excluding any Affiliate thereof arising solely as a result of such Business Combination) to the extent such entity survives such Business Combination) or the exercise of any intellectual property right owned by such Third Party with respect to such activity (including the research, development, manufacture or commercialization of any product, product candidate or service of such Third Party) or the exercise of such intellectual property right Controlled by such Third Party or its Affiliates (other than Forma Parent or Forma Inc. (or successor entity or assignee thereto but excluding any Affiliate thereof arising solely as a result of such Business Combination)) prior to or as of the date of such Business Combination (such activities that would otherwise violate the terms of Section 4.1, “Excluded Activities”). Following any Business Combination, Forma Inc. covenants that none of the Forma IP licensed by Forma Inc. to Celgene will be used in any Excluded Activities.

4.3    Program Assets. With respect to the Licensed Compounds and Licensed Products that are the subject of this Agreement, Forma Parent and Forma Inc. each hereby covenants, for the benefit of Celgene, that during the Term, none of Forma Parent, Forma Inc., each of their respective subsidiaries nor any of the Affiliates of any of the foregoing, will (a) assign, transfer, convey or otherwise encumber or dispose of, or enter into any agreement with any Person to assign, transfer, convey or otherwise encumber or dispose of, any assets related to such Licensed Compounds and/or Licensed Products, and any materials, pre-clinical or Clinical Trial results or other data, or any intellectual property, related to any of the foregoing) (with respect to such Licensed Compounds and Licensed Products, the “Program Assets”), (b) license or grant to any Person, or agree to license or grant to any Person, any rights to any Program Assets if such license or grant would impair or conflict in any way with any of the rights granted to Celgene under this Agreement or any other executed license agreement, or (c) disclose any Confidential Information relating to the Program Assets to any Person if such disclosure would impair or conflict in any way with any of the rights granted to Celgene under this Agreement or any other executed license agreement.

ARTICLE 5

FINANCIAL TERMS

5.1    Up-Front Payment. Within [***] after the Effective Date of this Agreement, and in consideration for the license rights granted hereunder, Celgene shall make to Forma Inc. a one-time, nonrefundable, non-creditable payment of $[***] (the “Up-Front Payment”).

5.2    Milestone Payments. Celgene will pay Forma Parent the one-time milestone payments listed in the table below upon [***] milestone event set forth in such table (collectively, the “Milestone Payments”):

Milestone No.	Milestone Event	One-Time Payment Amount
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]

Celgene shall provide Forma Parent with written notice of such milestone event within [***] days after the occurrence of such milestone event, provided that with respect to milestone event [***] in the above table, such notice shall be made within [***] of the end of the [***] in which such milestone event is achieved. For the avoidance of doubt, the milestone event [***] shall not be payable if the [***], and for further clarity, in no event shall [***]. Following such written notice to Forma Parent, Forma Parent shall invoice Celgene for the corresponding Milestone Payment and Celgene shall pay the corresponding Milestone Payment to Forma Parent within [***] after receipt of such invoice.

5.3    Royalties. Celgene agrees to pay Forma Parent a royalty based upon Net Sales of Licensed Products sold or otherwise disposed of by Celgene, its Affiliates and its Sublicensees during the applicable Royalty Term (the “Royalty Payment”). The Royalty Payment will be calculated, on a Licensed Product-by-Licensed Product basis, equal to the following portions of Net Sales multiplied by the applicable royalty rate below:

Net Sales of Licensed Product in a given Calendar Year	Royalty Percentage of Net Sales of Licensed Product in a given Calendar Year
Net Sales of a Licensed Product in a given Calendar Year [***] ($[***]).	[***]%
Net Sales of a Licensed Product in a given Calendar Year [***] ($[***]).	[***]%

5.3.1    Fully Paid-Up, Royalty Free License. Following expiration of the applicable Royalty Term for any Licensed Product in a given country, no further royalties will be payable in respect of sales of such Licensed Product in such country and, thereafter the license granted to Celgene hereunder with respect to such Licensed Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

5.3.2    Royalty Term; Reduction. Celgene’s royalty obligations to Forma Parent under this Section 5.3 shall be on a Licensed Product-by-Licensed Product and country-by-country basis for the applicable Royalty Term for such Licensed Product in such country; provided that the royalty amounts payable with respect to Net Sales of Licensed Products shall be reduced on a Licensed Product-by-Licensed Product and country-by-country basis, to [***] ([***]%) of the amounts otherwise payable pursuant to Section 5.3, during any portion of the Royalty Term in which there is not at least one (1) Valid Claim of a Forma Patent that Covers the composition of matter, method of use or formulation of such Licensed Product in such country. [***].

5.3.3    Royalty Reduction for Comparable Third Party Product Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis,

(a)    A Comparable Third Party Product(s) has a market share of greater than [***] ([***]%) but less than or equal to [***] ([***]%); or

(b)    A Comparable Third Party Product(s) has a market share of more than [***] ([***]%); then the royalties payable with respect to Net Sales of such Licensed Product pursuant to Section 5.3 in such country during such Calendar Quarter shall be reduced by [***] ([***]%) if subsection (a) applies, and [***] ([***]%) if subsection (b) applies, respectively, of the royalties otherwise payable pursuant to Section 5.3. Market share shall be based on the aggregate market in such country of such Licensed Product and the Comparable Third Party Product(s) ([***]).

5.3.4    Royalty Reporting and Payment. Commencing upon the First Commercial Sale of a Licensed Product hereunder, Celgene shall provide written royalty reports and make Royalty Payments within [***] after each [***]. Such reports will include: the number and aggregate amount of Net Sales of Licensed Product for each country in which sales of such Licensed Product occurred during the preceding [***] reporting period.

5.3.5    Records and Audits. Celgene shall keep, and shall require its distributors, Affiliates and Sublicensees to keep, complete and accurate records relating to amounts of royalties and milestone payments and due hereunder to Forma Parent. Such records will be retained for at least [***] following the end of the calendar year to which they pertain, during which time such records will be available during normal business hours for inspection at the expense of Forma Parent by an independent certified public accountant selected by Forma Parent (and reasonably acceptable to Celgene) for the sole purpose of verifying reports and payments hereunder. In the event that any such inspection shows an under reporting and under payment in [***] ([***]%) for the period covered by such audit, then Celgene shall pay the full out-of-pocket cost of such audit as well as remit any such underpayment payable to Forma Parent within [***] of receiving notice thereof from Forma Parent, plus interest from the date such payments were originally due at the rate set forth in Section 5.4.2.

5.4    Additional Payment Terms.

5.4.1    Accounting. All payments hereunder shall be made in U.S. Dollars by wire transfer to a bank in the U.S. designated in writing by Forma Parent. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Celgene’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

5.4.2    Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of: (a) [***] ([***]%) above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

5.4.3    Tax Withholding; Restrictions on Payment.

(a)    Forma Inc. or Forma Parent will pay any and all Taxes levied on account of all payments it receives under this Agreement. If Laws require that Taxes be withheld with respect to any payments by Celgene to Forma Inc. or Forma Parent under this Agreement, Celgene will: (i) deduct those Taxes from the remittable payment, (ii) pay the Taxes to the proper Governmental Authority, and (iii) send evidence of the obligation together with proof of Tax payment to Forma Inc. or Forma Parent on a timely basis following that Tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such Taxes to the extent possible in compliance with Laws. In addition, the Parties shall cooperate in accordance with Laws to minimize indirect Taxes (such as value added Tax, sales Tax, consumption Tax and other similar Taxes (“Indirect Taxes”)) in connection with this Agreement. Notwithstanding the foregoing, if Celgene takes any action, including an assignment or transfer of its rights and obligations to an Affiliate or Third Party that is not a U.S. person (as defined in Section 7701(a)(30) of the Code), and if solely as a result of such action by Celgene, such Affiliate or Third Party or Celgene is required by Law to withhold Taxes that were not otherwise applicable, or if such action by Celgene results in the imposition of Indirect Taxes that were not otherwise applicable, from or in respect of any amount payable under this Agreement, then any such amount payable under this Agreement shall be increased to take into account such withholding Taxes and Indirect Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts) and/or paying such Indirect Taxes, as the case may be, Forma Inc. or Forma Parent, as applicable, receives an amount equal to the sum it would have received had no such withholding been made and no such Indirect Taxes had been imposed; provided, however, that Celgene will have no obligation to pay any additional amount under the immediately preceding clause to the extent that the Tax would not have been imposed but for (A) the failure by Forma Inc. or Forma Parent to take advantage of an otherwise available exemption from or reduction in the rate of withholding Tax or Indirect Tax, including any exemption or reduction under any applicable income Tax convention between the United States and the jurisdiction in which such Affiliate or Third Party is domiciled, (B) the assignment by Forma Inc. or Forma Parent of its rights under this Agreement or any redomiciliation of Forma Inc. or Forma Parent outside of the United States or (C) the failure by Forma Inc. or Forma Parent to comply with the requirements of Section 5.4.3(b). The additional amounts payable by Celgene pursuant to this Section 5.4.3 shall be reduced by the amount of any foreign tax credit, tax refund or similar item available to Forma Inc. or Forma Parent in respect or as a result of withholding taxes or indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) for which additional amounts have been paid pursuant to this Section 5.4.3, as mutually determined by the Parties cooperating in good faith.

(b)    Forma Inc. and Forma Parent have provided a properly completed and duly executed IRS Form W-9 to Celgene. Forma Inc., Forma Parent and any other recipient of payments under this Agreement shall provide to Celgene, at the time or times reasonably requested by Celgene or as required by Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made by Celgene under this Agreement to be made without, or at a reduced rate of, withholding for Taxes.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1    Licenses.

6.1.1    License Grant. Forma Inc. hereby grants to Celgene an exclusive (even as to Forma Inc. and its Affiliates), worldwide, royalty-bearing, milestone-bearing right and license, with the right to grant sublicenses (subject to Section 6.1.2), under the Forma IP and Forma Inc.’s interest in the Joint IP to research, develop, manufacture, have manufactured, use, offer for sale, sell, import and otherwise commercialize the Licensed Compounds and Licensed Products in the Field.

6.1.2    Sublicenses. Celgene shall have the right to grant sublicenses (through multiple tiers) under the rights granted to it under Section 6.1.1, without the prior consent of Forma Inc., to any (x) Affiliate of Celgene, (y) Third Party subcontractor engaged by Celgene, and (z) Third Party for the development and commercialization of any Licensed Product, provided that in the event Celgene grants a sublicense under this Section 6.1.2, (i) Celgene shall be solely responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement and (ii) solely in the case of (z), Celgene shall provide Forma Inc. with a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof (but excluding such agreements with contractors, manufacturers, suppliers, distributors and similar Third Parties). Each sublicense granted by Celgene under this Section 6.1.2 shall be subject to and consistent with the terms and conditions of this Agreement.

6.1.3    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

6.1.4    Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of such Code. Each Party may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, if Celgene elects to retain its rights as a licensee under any Bankruptcy Code, Celgene shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered Celgene not later than: (a) the commencement of bankruptcy proceedings against Forma Inc., upon written request, unless Forma Inc. elects to perform its obligations under the Agreement, or (b) if not delivered under Section 6.1.4, upon the rejection of this Agreement by or on behalf of Forma Inc., upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

6.2    Ownership.

6.2.1    Ownership of Intellectual Property. Subject to Section 6.2.2 and the licenses granted by Forma Inc. to Celgene under this Agreement, as between the Parties, each Party shall own all right, title and interest in and to any and all improvements, inventions, works- of-authorship, developments and other intellectual property invented, created or developed solely by such Party in the course of performance of this Agreement

6.2.2    Joint Ownership of Intellectual Property. The Parties shall jointly own the Joint IP, and all rights, title and interest thereto shall be jointly owned by the Parties, subject to any rights expressly licensed by one Party to the other Party under this Agreement. Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, each Party shall be entitled to practice and license the Joint IP without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to, the other Party, and each Party hereby waives any right it may have under Laws to require any such consent or accounting. To the extent necessary in any jurisdiction to effect the foregoing, each Party hereby grants to the other Party a nonexclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint IP for any and all purposes, subject to any licenses granted by one Party to the other under this Agreement.

6.3    Prosecution and Maintenance of Patents.

6.3.1    Forma Patents and Joint Patents.

(a)    Subject to Section 6.3.1(b), as between the Parties, Celgene shall have the first right (but not the obligation) to Prosecute and Maintain the Forma Patents and any Joint Patents on a worldwide basis with counsel of its choice. Celgene shall bear all costs for such Prosecution and Maintenance.

(b)    If, during the Term, Celgene decides not to file any Forma Patent or Joint Patent or intends to allow a Forma Patent or Joint Patent to lapse or become abandoned without having first filed a substitute, it shall notify and consult with Forma Inc. of such decision or intention at least [***] prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and Forma Inc. shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Forma Inc.’s expense with counsel of its choice.

(c)    Each Party shall keep the other Party informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by providing copies of all substantive office actions or any other substantive documents that the prosecuting Party receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. The prosecuting Party shall also provide the other Party with a reasonable opportunity to substantively comment on the Prosecution and Maintenance of the Forma Patents and Joint Patents prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by the other Party. The non-prosecuting Party shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided however that the non-prosecuting Party does so promptly and consistent with any applicable filing deadlines.

6.3.2    Cooperation.

(a)    General. Each Party agrees to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the Party responsible for the Prosecution and Maintenance of a Patent in accordance with this Section 6.3 to undertake such Prosecution and Maintenance. Forma Inc. shall assist in any license registration processes with applicable Governmental Authorities that may be available for the protection of Celgene’s interests in this Agreement. In the event of any termination of Celgene’s license rights hereunder, Celgene shall promptly cooperate with any request by Forma Inc. to terminate any such registration relating to the terminated license rights.

(b)    Regarding the Filing and Prosecution of Divisional Patent Applications. The Parties shall cooperate with one another to file and prosecute the Forma Patents and Joint Patents for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 6.3. At either Party’s request, the Parties shall cooperate with one another to file and prosecute divisional Patent applications with respect to Forma Patents or Joint Patents, in each case that are primarily applicable to a Licensed Compound or Licensed Product, if practicable and if necessary or desirable to divide subject matter primarily relating to the development, manufacture or commercialization of one or more Licensed Products from another Licensed Product and/or from other subject matter.

6.4    Defense of Claims Brought by Third Parties. If a Party becomes aware of any claim that the research, development, manufacture or commercialization of any Licensed Compound or Licensed Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith regarding the best response to such notice.

6.5    Enforcement of Patents.

6.5.1    Notice. If any Party learns of an infringement or threatened infringement by a Third Party with respect to any Forma Patent or Joint Patent, including actual or alleged infringement under 35 USC §271(e)(2) that is or would be infringing activity involving the using, making, importing, offering for sale or selling of Licensed Compounds or Licensed Products (“Product Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Product Infringement. For any Product Infringement, each Party shall share with the other Party all information available to it regarding such alleged infringement.

6.5.2    Enforcement of Forma Patents.

(a)    Celgene shall have the first right, but not the obligation, to institute, prosecute, and control any Action or Proceeding with respect to any Product Infringement in the Territory of any Forma Patent or Joint Patent that is exclusively licensed to Celgene under this Agreement, by counsel of its own choice.

(b)    With respect to Section 6.5.2(a), (i) the foregoing rights shall include the right to perform all actions of a reference product sponsor set forth in the Hatch-Waxman Act, and (ii) Forma Inc. will have the right, at its own expense and by counsel of its choice, to be represented in any such Action or Proceeding. At Celgene’s written request, Forma Inc. will join any such Action or Proceeding as a party and will use Commercially Reasonable Efforts to cause any Third Party as necessary to join such Action or Proceeding as a party (all at Celgene’s expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Law to pursue such Action. Celgene will have a period of one hundred twenty (120) days after its receipt or delivery of notice and evidence pursuant to Section 6.5.1 or receipt of written notice from a Third Party that reasonably evidences Product Infringement, to elect to so enforce such Forma Patents or Joint Patents in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Product Infringement), provided however, that such period will be more than one hundred twenty (120) days to the extent Law prevents earlier enforcement of such Forma Patents or Joint Patents (such as the enforcement process set forth in or under the Hatch-Waxman Act) and such period will be less than one hundred twenty (120) days to the extent that a delay in bringing an Action to enforce the applicable Forma Patent(s) or Joint Patent(s) against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief, and stay of regulatory approval) available against such alleged Third Party infringer. In the event Celgene does not so elect (or settle or otherwise secure the abatement of such Product Infringement) within the aforementioned period of time or twenty (20) Business Days before the time limit, if any, for the filing of an Action or Proceeding with respect to such Product Infringement that would limit or compromise the remedies available from such Action or Proceeding, whichever is sooner, it will so notify Forma Inc. in writing and in the case where Forma Inc. then desires to commence a suit or take action to enforce the applicable Forma Patents or Joint Patents with respect to such Product Infringement in the applicable jurisdiction, the Parties will confer and Forma Inc. will have the right to commence such a suit or take such action to enforce the applicable Forma Patent(s) or Joint Patent(s), at Forma Inc.’s expense, upon Celgene’s prior written approval, which shall not be unreasonably withheld. It shall be reasonable for Celgene to withhold approval of such suit or action if Forma Inc.’s commencement or conduct thereof could materially impair the scope, validity or enforceability of the Forma Patents or Joint Patents. At Forma Inc.’s written request, Celgene will join any such Action or Proceeding as a party and will use Commercially Reasonable Efforts to cause any Third Party as necessary to join such Action or Proceeding as a party (all at Forma Inc.’s expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Law to pursue such Action or Proceeding. All time periods set forth in this Section 6.5.2(b) shall be subject to Law, which may prevent earlier enforcement.

(c)    Each Party will provide to the Party enforcing any such rights under Section 6.5.2 reasonable assistance and cooperation in such enforcement, at such enforcing Party’s request and expense. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

6.5.3    Settlement. A Party may settle any claim or Action that it brought under this Section 6.5 without the consent of the other Party not bringing suit if such settlement does not (a) impose any liability or obligation on the other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the exclusive licenses granted to the other Party under this Agreement, or (c) conflict with or reduce the scope of subject matter claimed in any Forma Patent or Joint Patent. Nothing in this ARTICLE 6 shall require a Party to consent to any settlement that is reasonably anticipated by such Party to have a substantially adverse impact upon any Forma Patent or Joint Patent.

6.5.4    Cooperation. If one Party brings any such Action or Proceeding in accordance with this Section 6.5 or where legally required to initiate or maintain suit or collect damages, the other Party agrees to be joined as a party plaintiff, and to give the first Party reasonable assistance, cooperation and authority to file and prosecute the suit, all at the first Party’s cost and expense.

6.5.5    Costs and Recoveries. Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 6.5. If a Party commences a Product Infringement Action, it shall bear all external costs and expenses for such Action. Any damages or other monetary awards recovered shall be shared as follows:

(a)    the amount of such recovery actually received by the Party controlling such Action shall first be applied to costs and expenses incurred by each Party in connection with such Action (including, for this purpose, a reasonable allocation of expenses of internal counsel); and

(b)    any remaining proceeds shall, in case of suits with respect to Product Infringement relating to any Licensed Compound or Licensed Product under Section 6.5, be allocated between the Parties as follows: (i) if Celgene brought such suit, Celgene shall retain [***] ([***]%) of such proceeds, which shall be considered to be Net Sales of Licensed Products and subject to Celgene’s royalty obligations under Section 5.3, and (ii) if Forma Inc. brought such suit, Forma Inc. shall retain [***] ([***]%) of such proceeds.

6.6    Regulatory Data Protection. To the extent required or permitted by Law, Celgene will use Commercially Reasonable Efforts to promptly, accurately and completely list with the applicable Regulatory Authorities during the Term all applicable Forma Patents and Joint Patents for any Licensed Product that Celgene intends to, or has begun to, commercialize, such listings to include all so called “Orange Book” listings required under the U.S. Hatch-Waxman Act, all so called “Patent Register” listings as required in Canada and all similar listings in any other relevant countries. Prior to such listings, the Parties will meet to evaluate and identify all applicable Patents. To the extent required or permitted by Law, Celgene may, at its sole discretion, request or apply for any other available Regulatory-Based Exclusivity for any Licensed Product that Celgene intends to, or has begun to, commercialize.

6.7    Patent Term Extensions. Forma Inc. and Celgene shall discuss and seek to reach mutual agreement for which, if any, of the Patents within the Forma Patents and Joint Patents, in each case that Cover Licensed Compounds or Licensed Products the Parties shall apply to obtain patent term extensions, adjustments, restorations, or supplementary protection certificates under Laws, based on the best commercial interests of the Licensed Products Covered by such Patents; it being understood and agreed that if Celgene seeks a patent term extension, then Forma Inc. agrees to negotiate in good faith with respect to any measures required by Law for Celgene to obtain such extension, which in no event will involve any [***]. If the Parties are unable to reach mutual agreement, Celgene shall have the right to make the final decision with respect to Forma Patents and Joint Patents that Cover Licensed Compounds and Licensed Products.

6.8    Other Agreements. Celgene’s rights under this Article 6 with respect to any Forma Patents shall be subject to the rights that one or more Third Parties may have, or the obligations that Forma Inc. may have, in each case to file, prosecute, maintain, and/or enforce such Patents under the license agreements with such Third Parties as of the Effective Date that are set forth on Schedule 8.2(b) and as described therein

6.9    Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to ARTICLE 6 by one Party to the other Party regarding Prosecution and Maintenance of Forma IP or Joint IP or enforcement of intellectual property and/or technology by or against Third Parties, Forma Inc. and Celgene agree that they have a common legal interest in determining the ownership, scope, validity and/or enforcement of Forma IP and/or Joint IP, and whether, and to what extent, Third Party intellectual property rights may affect the conduct of the research, development, manufacture and commercialization of any Licensed Compound or Licensed Product, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the research, development, manufacturing, or commercialization of any Licensed Compound or Licensed Product. Accordingly, the Parties agree that all such information and materials obtained by the Parties from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All such information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party.

6.10    New Third Party Licenses. Celgene shall have the right, but not the obligation, to obtain a license (which for purposes of this Section 6.10, includes covenants not to sue) to Third Party intellectual property rights which may be necessary for the development, manufacture or commercialization of any Licensed Compound or Licensed Product that is the subject of research, development, manufacture and/or commercialization efforts under this Agreement. The terms and conditions involved in obtaining such rights shall be determined at Celgene’s sole discretion and expense.

ARTICLE 7

CONFIDENTIALITY

7.1    Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) receiving Confidential Information of any other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement). The obligations of non-disclosure and non-use under this Section 7.1 shall be in full force during the Term and for a period of [***] thereafter. Each Party, upon the request of the other Party, will return all copies of or destroy (and certify such destruction in writing) the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, within [***] of such request or, if earlier, the termination or expiration of this Agreement; provided however that a Party may retain (i) Confidential Information of the other Party to which it has a license that expressly survives such termination pursuant this Agreement, and (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof.

7.2    Exceptions. The obligations in Section 7.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can show by competent written proof:

(a)    was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(b)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(c)    is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d)    is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

7.3    Authorized Disclosure.

7.3.1    Disclosure. Notwithstanding Section 7.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party, and Confidential Information deemed to belong to both the Disclosing Party and the Receiving Party, to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)    subject to Section 7.5, complying with Laws (including the rules and regulations of the SEC or any national securities exchange), Regulatory Filings for Licensed Products and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(b)    disclosure, solely on a “need to know basis,” to Affiliates, potential or actual research and development collaborators, subcontractors, advisors (including attorneys and accountants), investment bankers, investors, lenders, or other potential financial partners, and their and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to any such disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 7 (provided, however, that in the case of prospective investors, lenders or other financial partners, the term of confidentiality may be shortened to three (3) years from the date of disclosure and in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 7.3.1(b) to treat such Confidential Information as required under this ARTICLE 7; and

(c)    disclosure of the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates, or in the case of Celgene, any Sublicensees, if and only to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement; provided that each such disclosee is bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by the applicable agreement.

7.3.2    Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 7.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 7.5, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 7.3.1(a) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in any event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Laws or judicial process.

7.4    Terms of this Agreement. The Parties agree that this Agreement and all of the respective terms thereof shall be deemed to be Confidential Information of both Parties, and each Party agrees not to disclose such information without the prior written consent of the other Party.

7.5    Securities Filings. Each Party acknowledges and agrees that the other Party may submit this Agreement to the SEC and if a Party does submit this Agreement, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement. If a Party is required by Law to make a disclosure of the terms of this Agreement in a filing with or other submission to the SEC, and (a) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and

(c) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the SEC as set forth in this Section 7.5, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith use commercially reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party.

7.6    Publicity. Except in accordance with this Section 7.6, neither Party nor any of their respective Affiliates shall issue any press release or other public statement disclosing any information relating to this Agreement, the activities hereunder, or the transactions contemplated hereby unless mutually agreed in writing by the Parties. Notwithstanding the foregoing, any disclosure that is required by Laws (including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) or the rules of a securities exchange or the SEC or the securities regulations of any state or other jurisdiction, or by judicial process, shall be in accordance with Sections 7.3 and 7.5, as applicable. Without limiting the foregoing, if the Parties agree to issue a press release or other public statement, the Parties each agree to provide to each other a copy of any public announcement covered by this Section 7.6 as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other Party with an advance copy of any such announcement at least [***] prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Laws or such rules or regulations, the Party whose announcement has been reviewed shall remove any Confidential Information of a reviewing Party that the reviewing Party deems to be inappropriate for disclosure and request in writing that the publishing Party remove from such announcement within the applicable review period (not to exceed [***]). The contents of any announcement or similar publicity that has been reviewed and approved by a reviewing Party can be re-released by such reviewing Party or publishing Party without a requirement for re-approval so long as such disclosure is material to the event or purpose for which the new announcement or publicity is made. Notwithstanding anything to the contrary in this Agreement, in the event any press release or other public statement discloses any information with respect to the research, development, manufacture or commercialization of any Licensed Compound or Licensed Product, including any information related to milestones, Clinical Trials or Regulatory Approvals with respect thereto, such press release or other public statement may not be issued without Celgene’s prior written consent, except, and solely, to the extent the issuing Party’s counsel determines is required to be disclosed by Law; provided, that Celgene shall be given a reasonable period of time to review any such disclosure and any comments made by Celgene will be incorporated in good faith.

7.7    Additional Provisions.

7.7.1    Residual Information. A Receiving Party may use Residual Information for any purpose, provided that this right to use Residual Information (a) does not represent a license to any Patents Controlled by the Disclosing Party, and (b) does not include any right to publish or otherwise disclose to Third Parties or use the tangible source of any Residual Information for any purpose other than as provided for in other provisions of this Agreement with respect to Forma Know-How. A personnel’s memory will be considered unaided only if such personnel has not intentionally memorized the information for the purpose of retaining and/or subsequently recording, publishing, disclosing or using it.

7.7.2    Permitted Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, Celgene shall be free to publicly disclose the results of and information regarding its activities under this Agreement. Forma Inc. shall not, and shall cause its Affiliates not to, make any publications or public disclosures regarding the Licensed Compounds or Licensed Product or any Confidential Information of Celgene without Celgene’s prior written consent. Celgene acknowledges that prior to the Effective Date Forma Inc. entered into clinical trial agreements that grant third parties the right to publish information relating to the Licensed Compounds and/or Licensed Products, and such agreements are set forth on Schedule 7.7.2. Following the Effective Date, Forma Inc. will use reasonable efforts to amend or terminate such third party publication rights as requested by Celgene.

7.8    Clinical Trial Register. Notwithstanding anything to the contrary in this ARTICLE 7, Celgene shall have the sole right to publish registry information and summaries of data and results from any human Clinical Trials conducted by Celgene under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of Forma. The Parties shall reasonably cooperate if needed in order to ensure the publication of any such registry information or summaries of data and results from such human Clinical Trials as required on the clinical trial registry of each Celgene and any government- sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1    Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)    such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)    such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d)    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e)    no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Filings.

8.2    Representations and Warranties of Forma Inc. Forma Inc. hereby represents and warrants to Celgene, as of the Effective Date, that:

(a)    Schedule 8.2(a) sets forth a complete and accurate list of all Forma Patents Controlled by Forma Inc. and/or its Affiliates as of the Effective Date, indicating the owner, licensor and/or co-owner(s), if applicable. Except as set forth on Schedule 8.2(a), Forma Inc. and its Affiliates do not own, or have a license to, or possess as beneficiary a covenant not to sue regarding any Patent that Covers any Licensed Compound or Licensed Product, or that otherwise is necessary or useful to research, develop, manufacture or commercialize any Licensed Compound or Licensed Product as currently contemplated by this Agreement;

(b)    Schedule 8.2(b) sets forth a complete and accurate list of all agreements relating to the licensing, sublicensing or other granting of rights with respect to the Forma IP or any Licensed Compound or Licensed Product, to which Forma Inc. or any of its Affiliates is a party as of the Effective Date, and Forma Inc. has provided complete and accurate copies of all such agreements to Celgene (the “Existing Forma Agreements”). Except under the Third Party Agreements, Forma Inc. and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement. Forma Inc. and its Affiliates have not received any written notice alleging any material breach (and Forma Inc. will not be in material breach as a result of the delivery and execution of this Agreement) of any Existing Forma Agreement pursuant to which Forma Inc. and/or its Affiliates receive a license or sublicense of Forma IP (the “Forma In-Licenses”);

(c)    Forma Inc. has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to Celgene with respect to the Forma IP under this Agreement;

(d)    neither Forma Inc. nor any of its Affiliates has granted any right or license to any Third Party relating to any of the Forma IP that would conflict with or limit the scope of any of the rights or licenses granted to Celgene hereunder;

(e)    neither Forma Inc. nor any of its Affiliates has granted any liens or security interests on the Forma IP and the Forma IP is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind;

(f)    neither Forma Inc. nor its Affiliates has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the research, development, manufacture, or commercialization of any Licensed Compound or Licensed Product by either Party, its Affiliates or, in the case of Celgene, its Sublicensees, as currently contemplated by this Agreement;

(g)    there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending to which it is a party or, to Forma Inc.’s knowledge, threatened against Forma Inc. which would be reasonably expected to materially affect or restrict the ability of Forma Inc. to consummate the transactions contemplated under this Agreement and to perform its material obligations under this Agreement, or which would affect in a material manner the Forma IP, Forma Inc.’s Control thereof, or any Licensed Compound or Licensed Product;

(h)    to its knowledge, the Forma IP is not being infringed or misappropriated by any Third Party; and

(i)    to its knowledge, there are no Patents or Know-How owned by a Third Party and not included in the Forma IP that are necessary for the development, manufacture or commercialization of any Licensed Compound or Licensed Product.

8.3    Representations and Warranties of Celgene. Celgene hereby represents and warrants to Forma Inc., as of the Effective Date, that:

(a)    neither Celgene nor its Affiliates has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the research, development, manufacture, or commercialization of any Licensed Compound or Licensed Product by Celgene, its Affiliates or Sublicensees as currently contemplated by this Agreement; and

(b)    there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending to which it is a party or, to Celgene’s knowledge, threatened against Celgene which would be reasonably expected to materially affect or restrict the ability of Celgene to consummate the transactions contemplated under this Agreement and to perform its material obligations under this Agreement.

8.4    Covenants.

8.4.1    Mutual Covenants. Each Party hereby covenants to the other Party that:

(a)    all employees of such Party or its Affiliates or Third Party subcontractors or, in the case of Celgene, its Sublicensees, working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement and the obligation to (i) assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof or (ii) grant such Party an exclusive, sublicensable license, under such inventions and discoveries to develop and commercialize any Licensed Compounds or Licensed Products; in each case of (i) and (ii), that is consistent with this Agreement;

(b)    to its knowledge, such Party will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement;

(c)    neither Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party in any intellectual property rights licensed to the other Party hereunder which would conflict with any of the rights or licenses granted to the other Party hereunder; and

(d)    such Party and its Affiliates shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all Laws, including GCP, GLP and GMP as applicable and with respect to the development activities hereunder.

8.4.2    Forma Inc. Covenants. Forma Inc. hereby covenants to Celgene that:

(a)    Forma Inc. shall maintain the Forma In-Licenses, and shall not amend, modify or terminate such agreements, and will not breach such agreements, if such amendment, modification, termination or breach would materially adversely affect Celgene’s rights under this Agreement;

(b)    if Forma Inc. or any of its Affiliates licenses or acquires any Patents or Know-How related to any Licensed Compound or Licensed Product, Forma Inc. or its Affiliate shall ensure that such license or acquisition permits Forma Inc. to grant to Celgene a license or sublicense consistent with the terms of this Agreement; and

(c)    neither Forma Inc. nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party in any intellectual property rights licensed to Celgene hereunder which would conflict with any of the rights or licenses granted to Celgene hereunder.

8.5    Disclaimer. Except as otherwise expressly set forth in this Agreement, NONE OF THE PARTIES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement; (b) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement; or (c) the validity, enforceability, or noninfringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE 9

INDEMNIFICATION; INSURANCE

9.1    Indemnification by Celgene. Celgene shall indemnify, defend and hold harmless Forma Inc. and its Affiliates, and its and their respective directors, officers, employees and agents (collectively, the “Forma Indemnitees”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, from any claim (including Claims) based upon:

(a)    the gross negligence or willful misconduct of Celgene or its Affiliates and its or their respective directors, officers, employees and agents, in connection with Celgene’s performance of its obligations or exercise of its rights under this Agreement;

(b)    any breach of any representation or warranty or express covenant made by Celgene under ARTICLE 8 or any other provision under this Agreement; and

(c)    the research that is conducted by or on behalf of Celgene and the development, manufacture, storage, handling, use, importation and commercialization by Celgene or its Affiliate or Sublicensee of any Licensed Compound or Licensed Product for any Product Liability claims resulting from any of the foregoing activities described in this Section 9.1(c);

in each case, provided however that, such indemnity shall not apply to the extent Forma Inc. has an indemnification obligation pursuant to Section 9.2 for such Damages; provided, further, that with respect to claims other than Claims, any Damages in the form of reasonable legal expenses, costs of litigation or reasonable attorney’s fees shall not be due and payable or otherwise advanced to such Forma Indemnitee unless and until finally determined by a court of competent jurisdiction.

9.2    Indemnification by Forma Parent and Forma Inc. Forma Parent and Forma Inc., jointly and severally, shall indemnify, defend and hold harmless the Celgene Indemnitees, from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, from any claim (including Claims) based upon:

(a)    the gross negligence or willful misconduct of Forma Inc. or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Forma Inc.’s performance of its obligations or exercise of its rights under this Agreement;

(b)    any breach of any representation or warranty or express covenant made by Forma Inc. under ARTICLE 8 or any other provision under this Agreement; and

(c)    the research that is conducted by or on behalf of Forma Inc. (excluding any research carried out by or on behalf of Celgene or its Affiliates or Sublicensees hereunder), and the development, manufacture, storage, handling, use, importation and commercialization by Forma Inc. or its Affiliates of any Licensed Compound or Licensed Product for any Product Liability claims resulting from any of the foregoing activities described in this Section 9.2(c)

in each case, provided however that, such indemnity shall not apply to the extent Celgene has an indemnification obligation pursuant to Section 9.1 for such Damages; provided, further, that with respect to claims other than Claims, any Damages in the form of reasonable legal expenses, costs of litigation or reasonable attorney’s fees shall not be due and payable or otherwise advanced to such Celgene Indemnitee unless and until finally determined by a court of competent jurisdiction.

9.3    Notice of Claims.

9.3.1    Indemnification Claim. A claim to which indemnification applies under Section 9.1 or Section 9.2 shall be referred to herein as an “Indemnification Claim” If the Indemnitee intends to claim indemnification under this ARTICLE 9, the Indemnitee shall notify Indemnitor in writing, promptly upon becoming aware of an Indemnification Claim, describing in reasonable detail the facts giving rise to the Indemnification Claim; provided, that an Indemnification Claim in respect of any action at law or suit in equity by or against a Third Party as to which indemnification shall be sought shall be given promptly after the action or suit is commenced (provided that the Indemnitee is aware of such commencement); and provided further, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice.

9.3.2    Dispute Notice. The Indemnitor that has received an Indemnification Claim may object to any liability set forth in the Indemnification Claim by delivering written notice to the Indemnitee of the Indemnitor’s objection (a “Dispute Notice”) within twenty (20) Business Days after delivery of the Indemnification Claim. Such Dispute Notice must describe the grounds for such objection in reasonable detail.

9.4    Indemnification Procedures. If an Indemnitee receives written notice of a claim from a Third Party that the Indemnitee believes may result in a claim for indemnification under this ARTICLE 9 (a “Third Party Claim”), such Indemnitee shall deliver an Indemnification Claim to the Indemnitor in accordance with the provisions of Section 9.3. If the Litigation Conditions are satisfied, then the Indemnitor shall have the right to assume and control the defense of the Third Party Claim, at its own expense with counsel selected by it and reasonably acceptable to the Indemnitee, by delivering written notice of its assumption of such defense to the Indemnitee within twenty (20) Business Days of its receipt of notice of such Third Party Claim from the Indemnitee (but the Indemnitor shall in any event have the right to assume and control the defense of a Third Party Claim that initially sought injunctive or non-monetary damages from the Indemnitee when the only remaining dispute in such matter is the determination of monetary damages or when the only remaining relief sought by the Third Party in such matter is monetary damages, whichever is first); provided, however, that the Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor, if (a) representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflict of interests between such Indemnitee and Indemnitor, (b) the Indemnitor has failed within a reasonable time to retain counsel, (c) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnitor, or (d) at any time the Litigation Conditions are not satisfied with respect to such Third Party Claim. In each case the Party that is controlling the defense of such

Third Party Claim shall keep the non-controlling Party reasonably apprised of the status of the Third Party Claim and the non-controlling Party shall be entitled to otherwise monitor such Third Party Claim at its sole cost and expense. If the Third Party Claim seeks injunctive relief or non-monetary damages against or from the Indemnitee or if the Indemnitor does not assume the defense of the Third Party Claim as described in this Section 9.4, the Indemnitee shall be permitted to assume and control the defense of such Third Party Claim (but shall have no obligation to do so) and in such event shall be entitled to settle or compromise the Third Party Claim in its sole and reasonable discretion, provided that if the Indemnitee is entitled to assume the defense of the Third Party Claim pursuant to this Section 9.4 solely because the Third Party Claim seeks injunctive relief or non-monetary damages against or from the Indemnitee, then the Indemnitee shall not settle or compromise such Third Party Claim in any manner that involves the payment of monetary damages without the prior written consent of the Indemnitor, which consent the Indemnitor shall not unreasonably withhold, condition or delay. If the Indemnitor has assumed and controls the defense of the Third Party Claim in accordance with this Section 9.4, (i) the Indemnitee shall not settle or compromise the Third Party Claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Indemnitor shall not settle or compromise the Third Party Claim in any manner that would result in the payment of amounts by the Indemnitee, impose any other obligation on the Indemnitee or otherwise have an adverse effect on the Indemnitee’s rights or interests (including any rights under this Agreement or the scope or enforceability of any Patents licensed by one Party to another Party pursuant to this Agreement), without the prior written consent of the Indemnitee. In each case, the Party that is not controlling the defense of any Third Party Claim shall reasonably cooperate with the Party that is controlling the defense of such Third Party Claim, at the non-controlling Party’s expense and shall make available to the controlling Party all pertinent information under the control of the non-controlling Party, which information shall be subject to ARTICLE 7. Each Party shall use commercially reasonable efforts to avoid production of Confidential Information of the other Party (consistent with Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of such Party to be made so as to preserve any applicable attorney-client or work-product privileges.

9.5    Remedies. The indemnification rights in this ARTICLE 9 shall be the sole and exclusive remedy and the sole basis for and means of recourse by the Parties with respect to any Damages to the extent arising out of or relating to, directly or indirectly, any Claim with respect to any breach of the respective representations, warranties, covenants and obligations pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief.

9.6    Insurance. Each Party shall maintain, at its cost, a program of insurance and/or self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including as applicable Clinical Trials that such Party is conducting, the commercialization of any Licensed Product, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement.

9.7    LIMITATION OF LIABILITY. EXCEPT (A) FOR A BREACH OF SECTION 6.2 OR ARTICLE 4 OR ARTICLE 7 OR (B) FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9 OR (C) FOR DAMAGES DUE

TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY, NEITHER FORMA PARENT, FORMA INC. NOR CELGENE, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 10

TERM AND TERMINATION

10.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 10, shall remain in effect on a country-by-country basis until it expires upon the ceasing of making, having made, using, importing, offering for sale and selling any Licensed Compounds and Licensed Products in such country (the “Term”).

10.2    Termination Without Cause. Celgene shall have the right, at its sole discretion, to terminate this Agreement with respect to [***] or in its entirety, upon [***] prior written notice to Forma Inc. hereunder; it being understood and agreed that Celgene shall be entitled to terminate upon [***] written notice at any time it reasonably determines that such termination is necessary to comply with any Antitrust Law.

10.3    Termination for Cause.

10.3.1    Termination for Safety Reasons. Notwithstanding the foregoing, Celgene shall have the right to terminate this Agreement immediately on a Licensed Compound-by-Licensed Compound or Licensed Product-by-Licensed Product basis upon written notice to Forma Inc. based on Safety Reasons. Upon such termination for Safety Reasons, Celgene shall be responsible, at its expense, for the wind-down, if any, of any development of the applicable Licensed Compound or Licensed Product (including any Clinical Trials for the applicable Licensed Compound or Licensed Product being conducted by or on behalf of Celgene, in consultation with the applicable Regulatory Authority) and any commercialization activities for the applicable Licensed Compound or Licensed Product. Such termination shall become effective upon the date that Celgene notifies Forma Inc. in writing that such wind-down is complete. Upon such termination for Safety Reasons, all licenses granted by one Party to the other Party under this Agreement shall terminate solely with respect to the applicable Licensed Compound or Licensed Product. Upon mutual agreement of the Parties, Celgene shall transfer and assign to Forma Inc. any Regulatory Filings and Regulatory Approvals that have been filed by Celgene for the applicable Licensed Compound or Licensed Product and all data (including Regulatory Data) made, collected or otherwise generated under this Agreement by Celgene in connection with its activities for the applicable Licensed Compound or Licensed Product, and Forma Inc. shall be permitted to use such data for any purpose.

10.3.2    Termination by Either Party for Breach. Except as provided in Section 10.3.3 with respect to a material breach of Celgene’s obligation to use Commercially Reasonable Efforts (which shall be governed by Section 10.3.3), this Agreement and the rights granted herein may be terminated by either Party for the material breach by the other Party of this Agreement, provided that (a) the breaching Party has not cured such breach within [***] (or [***], in case of Celgene’s payment obligations under this Agreement) after the date of written notice to the breaching Party of such breach, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 10.3.2 and (b) the other Party’s termination rights shall be limited to a termination of this Agreement with respect to the applicable Licensed Product and, with respect to termination by Forma Inc., only in the country(ies) materially and adversely impacted by such material breach.

10.3.3    Termination by Forma Inc. for Failure of Celgene To Use Commercially Reasonable Efforts.

(a)    Forma Inc. shall have the right to terminate this Agreement on a country-by-country and Licensed Product-by-Licensed Product basis if Celgene is in material breach of its obligations to use Commercially Reasonable Efforts as set forth in Section 2.2 with respect to such country and such Licensed Product; provided, however, such license shall not so terminate unless (i) Celgene is given [***] prior written notice by Forma Inc., labeled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” of Forma Inc.’s intent to terminate, stating the reasons and justification for such termination and recommending steps which Forma Inc. believes Celgene should take to cure such alleged breach, and (ii) Celgene, or its Affiliates or Sublicensees, has not (A) during the [***] Business Day period following such notice, provided Forma Inc. with a plan for the development and/or commercialization of such Licensed Product in such country and (B) during the [***] Business Day period following such notice carried out such plan and cured such alleged breach by pursuing the development and/or commercialization of such Licensed Product in such country.

(b)    If Celgene disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Forma Inc. pursuant to Section 10.3.3(a), and if Celgene provides notice to Forma Inc. of such dispute within [***] following such notice provided by Forma Inc., Forma Inc. shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Celgene has been determined in accordance with Section 10.5 and Celgene fails to cure such breach within [***] following such determination. Except as set forth in Section 10.3.3(c), it is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)    No milestone payments by Celgene as set forth in Section 5.2 will be due on milestones achieved, with respect to the applicable country and Licensed Product for which termination is sought, during the period between the notice of termination under this Section 10.3.3 or Section 10.3.2 and the effective date of termination; provided, however, if Celgene provides notice of a dispute pursuant to Section 10.3.3(b) or otherwise and such dispute is resolved in a manner in which no termination of this Agreement with respect to such country and such Licensed Product occurs, then upon such resolution Celgene will promptly pay to Forma Inc. the applicable milestone payment for each milestone achieved during the period between the notice of termination under this Section 10.3.3 or Section 10.3.2 and the resolution of such disputes.

10.4    Termination for Patent Challenges. If Celgene or any of its Affiliates directly or indirectly makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of any Forma IP (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order), Forma Inc. may terminate this Agreement immediately upon written notice to Celgene with respect to such Forma IP; it being understood and agreed that Forma Inc.’s right to terminate this Agreement under this Section 10.4 shall not apply to any Affiliate of such Party that first becomes an Affiliate of such Party as a result of or after the date of a Business Combination involving such Party, where such new Affiliate was undertaking any of the activities described in the foregoing clause prior to such Business Combination. For the avoidance of doubt, an action by Celgene in accordance with ARTICLE 6 to amend claims within a pending patent application of the Forma IP during the course of Celgene’s Prosecution and Maintenance of such pending patent application or in defense of a Third Party proceeding shall not constitute a challenge under this Section 10.4.

10.5    Termination for Bankruptcy. If either Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [***] after the filing thereof, the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party. In connection therewith, the provisions of Section 6.1.4 shall apply.

10.6    Effects of Termination.

10.6.1    Termination Pursuant to Section 10.2 (Termination Without Cause), 10.3.2 (Termination by Either Party for Breach, Subject to Section 10.6.3), 10.3.3 (Termination by Forma Inc. for Failure of Celgene To Use Commercially Reasonable Efforts) or 10.5 (Termination for Bankruptcy). Upon termination of this Agreement by Forma Inc. pursuant to Section 10.3.2, 10.3.3 or 10.5, or by Celgene pursuant to Section 10.2 or, subject to Section 10.3.2:

(a)    as of the effective date of such termination, all licenses granted by one Party to the other Party under this Agreement shall terminate automatically;

(b)    each Party shall return or destroy all Confidential Information of the other Party as required by ARTICLE 7;

(c)    to the extent permitted by Law, Celgene shall transfer and assign to Forma Inc. all Regulatory Filings and Regulatory Approvals relating to the Licensed Compounds and Licensed Products and shall treat the foregoing as “Confidential Information” of Forma Inc. under ARTICLE 7;

(d)    subject to Section 10.6.1(j), Celgene shall grant and hereby does grant to Forma Inc., upon the effective date of termination, a non-exclusive, fully paid, worldwide, fully transferable, irrevocable license (with the right to grant sublicenses through multiple tiers) under the Celgene IP and Celgene’s interest in the Joint IP solely for the purpose of and to the extent necessary to make, have made, use, sell, offer for sale and import the then- current Licensed Compounds and Licensed Products; provided, that with respect to the Celgene IP, (x) such license shall apply solely for the purpose of and to the extent such Celgene IP is then being used as of the effective date of such termination, and is incorporated in any Licensed Compound or Licensed Product as of the effective date of such termination; and (y) if any such Celgene IP is licensed to Celgene or any of its Affiliates by a Third Party that is subject to payments due to any Third Party, Celgene shall notify Forma Inc. of such Third Party payment obligations and such Celgene IP will only be included in the foregoing license if Forma Inc. agrees in writing to be responsible for all payments due to such Third Party for the use of such Celgene IP and, in connection with such agreement, the Parties shall negotiate, in good faith, how such Third Party payments for such Celgene IP will be calculated in light of all facts and circumstances applicable to such Third Party payments (e.g., taking into account royalty tiers, royalty caps, and other similar payment provisions);

(e)    with respect to any Marks registered by Celgene solely pertaining to any Licensed Product (excluding, for example, any such Marks that include, in whole or part, any corporate name or logo of Celgene), Celgene shall grant and hereby does grant to Forma Inc., upon the effective date of termination, a non-exclusive, fully paid, worldwide, fully transferable, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Marks solely to the extent necessary to commercialize Licensed Products;

(f)    during the time period set forth in the next sentence, Celgene shall provide reasonable assistance to Forma Inc., at Forma Inc.’s cost, in Forma Inc.’s efforts to establish or procure an independent manufacturing source for Licensed Compounds and Licensed Products. At Forma Inc.’s request, in the event Celgene is manufacturing Licensed Products, Celgene shall use Commercially Reasonable Efforts to supply to Forma Inc. sufficient quantities, upon reasonable advance notice and consistent with Celgene’s manufacturing capabilities, of Licensed Products to satisfy Forma Inc.’s and its Sublicensees’ requirements for Licensed Products for a period of the earlier of (i) [***] or (ii) [***] following the effective date of termination; provided that Forma Inc. shall use Commercially Reasonable Efforts to effect such assignment (or transition) as promptly as practicable. Such supply shall be at a price [***] or acquisition cost of the Licensed Product. Any such supply will be made pursuant to a mutually acceptable supply agreement between the Parties. In the event that Celgene has one or more agreements with Third Party manufacturers with respect to the manufacture of a Licensed Product, at Forma Inc.’s request and cost, Celgene shall use Commercially Reasonable Efforts to transfer its rights and obligations under such agreement(s) to Forma Inc. upon any such termination;

(g)    for a period of up to [***] following the effective date of termination, Celgene shall provide commercially-reasonable assistance, to be reimbursed by Forma Inc. at a rate to be agreed upon by the Parties, such assistance not to exceed a maximum of [***]. Such assistance shall be rendered by Celgene’s then-current employees and Celgene shall have no obligation to hire or contract with any other Person for any services related to such assistance; provided that (A) Celgene need only use Commercially Reasonable Efforts to provide such assistance and (B) Celgene will not be liable for any error or omission in rendering such assistance or the services provided, and in any case, Celgene’s liabilities with respect to such assistance and services will be limited to the amount Celgene receives therefor from Forma Inc.;

(h)    upon Forma Inc.’s request and election, with respect to each Clinical Trial for Licensed Products ongoing as of the effective date of termination, Celgene shall either: (i) terminate such Clinical Trial at Celgene’s cost, (ii) complete such Clinical Trial at Celgene’s cost or (iii) transfer to Forma Inc. the management and continued performance of such Clinical Trial at Forma Inc.’s cost; and

(i)    Forma Inc. shall have the right to purchase from Celgene any and all of the inventory of Licensed Products held by Celgene as of the effective date of termination at a price equal to Celgene’s actual cost to acquire or manufacture such inventory, such right to be exercised within [***] after the effective date of termination; and

(j)    in the event termination is by Celgene pursuant to Section 10.3.2, subject to Section 10.6.2, and Forma Inc. or its Affiliate or sublicensee, each by itself or with or through a Third Party, subsequently sells, has sold or commercializes any corresponding Licensed Product (other than a Licensed Product that does not comprise, incorporate or otherwise use any Patents or Know-How Controlled by Celgene that are licensed to Forma Inc. under this Agreement) upon termination and receives any remuneration therefor, then Forma Inc. or its Affiliate or sublicensee will pay to Celgene a royalty rate (net of any applicable withholding taxes) with respect to net sales of such Licensed Product worldwide to be agreed upon by the Parties, but in no event to exceed [***] ([***]%); provided, that if such termination is limited to a particular Licensed Product or country, then (A) all of the foregoing licenses (whether terminated or granted), rights and obligations shall be limited to such particular Licensed Product or country, as applicable, and (B) the obligation to return or destroy Confidential Information of the other Party set forth in the foregoing subclause (b) shall be limited to that Confidential Information that is solely related to such particular Licensed Product or country, as applicable. Further, any Know-How (including materials and Regulatory Data), Regulatory Filings, Regulatory Approvals and any other data or information transferred by Celgene to Forma Inc. pursuant to this Section 10.6.1 is provided “as is” without warranty of any kind, whether express or implied, including warranties of title or non-infringement or the implied warranties of merchantability or fitness for a particular use.

10.6.2    Termination by Celgene pursuant to Section 10.3.2 for Specified Material Breaches or 10.5 (Termination for Bankruptcy). In the event Celgene has provided Forma Inc. with written notice pursuant to Section 10.3.2 of Forma Inc.’s material breach of any of the following provisions: ARTICLE 4 or ARTICLE 7, or Section 11.4 (each, a “Specified Material Breach”) and such Specified Material Breach is not cured within the cure period set forth in Section 10.3.2 or finally determined pursuant to the dispute resolution terms of Section 11.6, or Celgene terminates this Agreement pursuant to Section 10.5, all rights and obligations of the Parties under this Agreement shall terminate, except that the licenses granted in Sections 6.1 shall survive, and Celgene’s payment obligations (subject to this Section 10.6.2), and Section 10.7 shall survive. In addition, with respect to any Patent Controlled by Forma Inc. or any of its Affiliates that is licensed to Celgene under this Agreement, as between the Parties, Celgene shall have the first right (but not the obligation) to Prosecute and Maintain, enforce and defend such Patents and Forma Inc. shall provide such assistance and cooperation as may be reasonably necessary in connection therewith.

10.6.3    Termination by Forma Pursuant to Section 10.4 (Termination for Patent Challenges). Upon termination of this Agreement by Forma Inc. pursuant to Section 10.4, as of the effective date of such termination, all licenses granted by one Party to the other Party under this Agreement with respect to the challenged Patent shall terminate automatically. All other terms and provisions of this Agreement shall remain in effect.

10.6.4    Survival of Sublicensees. Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Forma Inc.; provided that such Sublicensee agrees in writing to assume all applicable obligations of Celgene under this Agreement.

10.7    Surviving Provisions.

10.7.1    Accrued Rights; Remedies. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including the payment obligations under ARTICLE 5 hereof, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this ARTICLE 10 are in addition to any other relief and remedies available to either Party under this Agreement and at Law.

10.7.2    Survival. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Section 2.6 (No Representations), last sentence of Section 3.1 (No Representations of Forma) Section 6.2 (Ownership), ARTICLE 7 (Confidentiality), Section 8.5 (Disclaimer), ARTICLE 9 (Indemnification; Insurance) (except Section 9.5), Section 10.6 (Effects of Termination), Section 10.7 (Surviving Provisions), and ARTICLE 11 (Miscellaneous), as well as any rights or obligations otherwise accrued hereunder (including any unpaid accrued payment obligations existing as of the date of such expiration or termination), shall survive the expiration or termination of this Agreement. For the avoidance of doubt, in the event notice of termination of this Agreement is given prior to achievement of any milestone set forth in ARTICLE 5, Celgene shall not be obligated to make any milestone payment to Forma Inc. with respect to any milestone achieved following the notice of such termination, except that with respect to notice of termination under Section 10.3.2 or 10.3.3 for a breach that is disputed by the allegedly breaching Party, such milestones shall become payable pursuant to Section 10.3.3(c).

10.7.3    Right to Set-off. Each Party has the right at all times to retain and set off [***] ([***]%) of the amount of any Damages as judicially determined in a final judgment to be payable to the other Party against [***] ([***]%) of any amounts due and owing to the other Party under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1    Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement, unless the invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable term or provision. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.2    Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by facsimile followed by delivery via either of the methods set forth in Section 11.2, in each case, addressed as set forth below unless changed by notice so given:

If to Celgene:

Celgene Corporation

86 Morris Avenue

Summit, NJ 07901

Attention:    Senior Vice President Business Development

Telephone:    [***]

Facsimile:     [***]

With copies to:

Celgene Corporation

86 Morris Avenue

Summit, New Jersey 07901

Attention:    General Counsel

Telephone:    [***]

Facsimile:     [***]

And:

Dechert LLP

1900 K St NW

Washington, DC 20006

Attention:    [***]

Telephone:  [***]

Facsimile:   [***]

If to Forma Inc.:

Forma Therapeutics, Inc.

500 Arsenal St, Suite 100

Watertown, MA 02472

Attention:    Chief Business Officer

Telephone:    [***]

Facsimile:     [***]

With a copy to:

Forma Therapeutics, Inc.

500 Arsenal St, Suite 100

Watertown, MA 02472

Attention:    General Counsel

Telephone:    [***]

Facsimile:     [***]

And:

Polsinelli PC

One International Place

Suite 3900

Boston, MA 02110

Attention:    [***]

Telephone:    [***]

Facsimile:     [***]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 11.2.

11.3    Force Majeure. Except for the payment of money, no Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to Force Majeure; provided, however, that the affected Party promptly notifies the other Parties and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

11.4    Assignment. This Agreement may not be assigned by any Party, nor may any Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder without the prior written consent of the other Parties, which consent will not be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, none of the following, in and of itself, shall be deemed to constitute an assignment of this Agreement by a Party: (a) a sale or transfer of the capital stock or equity interests of a Party (including pursuant to a tender offer), (b) a conversion of a Delaware limited liability company to a Delaware corporation pursuant to DGCL 265, (c) an election filed on IRS Form 8832 with respect to such Party or (d)a merger or consolidation involving such Party (including a holding company merger) where such Party is the surviving entity; and provided further that without consent of the other Party:

(i)    Celgene may assign this Agreement, or any rights or obligations hereunder, in whole or in part, to (A) an Affiliate (and an Affiliate of Celgene may assign this Agreement to another Affiliate of Celgene or to Celgene) or (B) its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement;

(ii)    Forma Inc. or Forma Parent may assign this Agreement, or any rights or obligations hereunder, in whole or in part, to (A) an Affiliate (and an Affiliate of Forma Inc. or Forma Parent may assign this Agreement to another Affiliate of Forma Inc. or Forma Parent or to Forma Inc. or Forma Parent) or (B) its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement; in each case, so long as: (1) Forma Inc. or Forma Parent, as applicable, provides Celgene with advance written notice of such assignment at least ten (10) Business Days prior to any assignment under clause (A) above and at least twenty (20) Business Days prior to any assignment under clause (B) above, (2) Forma Inc. remains fully liable for the performance of its obligations under this Agreement by its assignee following the assignment, (3) the assignee irrevocably and unconditionally assumes full performance of all assigned obligations, (4) in the case of an assignment by Forma Inc., all Forma IP and Forma Inc.’s interests in the Joint IP are transferred to such assignee concurrent with such assignment, (5) Celgene continues to be provided with the full benefits of its rights under this Agreement following such assignments (after taking into account all risks involving applicable counter-party performance and bankruptcy and insolvency risks, including those involving contractual rejection under 11 USC §365) as if no such assignment(s) had occurred and (6) Forma Inc. delivers to Celgene written evidence, upon which Celgene is entitled to rely, of (2), (3), (4) and (5) prior to such assignment; provided, that, (I) Forma Inc. may only assign such Forma IP or Joint IP to an Affiliate if such Affiliate becomes a party to this Agreement pursuant to an amendment to this Agreement whereby such Affiliate would agree to assume all obligations hereunder, and grant to Celgene all rights hereunder, with respect to the assets so assigned; and (II) Forma Inc. or Forma Parent may only assign this Agreement if it assigns any and all assets held by Forma Inc. or Forma Parent, as the case may be, with respect thereto, to the same assignee, at the same time.

Forma Inc. and Forma Parent may assign their rights to receive payments under Article 5 to any Third Party (so long as such payments remain subject to all other terms and conditions of this Agreement) and will give notice to Celgene of any such assignment.

The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 11.4 will be null and void ab initio.

11.5    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties against whom enforcement is sought.

11.6    Informal Dispute Resolution. In the event of any dispute, controversy or claim between, on the one hand, Forma Parent or Forma Inc. (as applicable), and, on the other hand, Celgene, in connection with this Agreement, the construction hereof, or the rights, duties, or liabilities of any Party (collectively, “Disputes’”), Forma Inc. (on behalf of itself and/or Forma Parent) and Celgene shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. If such Dispute is not resolved on an informal basis within ten (10) Business Days, either Forma Inc. (on behalf of itself and/or Forma Parent) or Celgene may, by written notice to Celgene or Forma Inc. and/or Forma Parent (as applicable), respectively, refer the dispute to the Executive Officers for attempted resolution by good faith negotiation within twenty (20) Business Days after such notice is received. Such Executive Officers shall attempt in good faith promptly to resolve such Dispute. If any matter is not resolved under the foregoing provisions, Forma Inc. and/or Forma Parent (as applicable) or Celgene may, at its sole discretion, seek resolution of such matter in accordance with Section 11.7. Notwithstanding the foregoing, each Party shall have the right to seek equitable relief pursuant to Section 11.7 during any negotiations under this Section 11.6 if necessary to protect the interests of such Party or to preserve the status quo pending such negotiations.

11.7    Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by, enforced, and shall be construed in accordance with the Laws of the State of New York without regard to any conflicts of law provision that would result in the application of the Laws of any State other than the State of New York and excluding the United Nations Convention on Contracts for the International Sale of Goods; provided however that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply. Each Party hereby irrevocably and unconditionally (a) consents to submit to the non-exclusive jurisdiction of the state and federal courts located in New York, New York, for any Actions or Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and (b) waives any objection to the laying of venue of any Action or Proceeding arising out of this Agreement or the transactions contemplated hereby in the state and federal courts of New York, New York, and agrees not to plead or claim in any such court that any such Action or Proceeding brought in any such court has been brought in an inconvenient forum. In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period, (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination will not be effective, (iii) the time periods for cure as to any termination notice given prior to the initiation of the court proceeding will be tolled, and (iv) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the court proceeding (and no effect will be given to previously issued termination notices), until the court has confirmed the existence of the facts claimed by a Party to be the basis for the asserted material breach.

11.8    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.9    Relationship of the Parties. Forma Inc. and Celgene are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute (a) Forma Inc. as partner, agent, or joint venturer of Celgene or (b) Celgene as a partner, agent or joint venturer of Forma Inc. Neither Forma Inc. nor Celgene shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Celgene or Forma Inc., respectively, or to bind Celgene or Forma Inc., respectively, to any contract, agreement, or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder.

11.10    Entire Agreement. This Agreement, together with the attached Exhibits and Schedules, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

11.11    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Any such counterpart, to the extent delivered by Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

11.12    Equitable Relief. Notwithstanding anything the contrary herein, the Parties shall be entitled at any time to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.

11.13    Interpretation. This Agreement has been diligently reviewed by and negotiated by and between the Parties, in such negotiations each of them has been represented by competent counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(a)    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The word “including,” “includes,” “include,” “for example,” and “e.g.” will be deemed to be followed by the words “without limitation.” The word “or” is disjunctive but not necessarily exclusive. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed, or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns, and (iv) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement.

(c)    Headings, captions and the table of contents are for convenience only and are not to be used in the interpretation of this Agreement.

(d)    No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.

(e)    Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(f)    The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court or arbitrator considering this Agreement or the transactions contemplated hereby.

(g)    It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither Party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

11.14    Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

11.15    Consistent Reporting. Solely for U.S. federal, state and local Tax and accounting purposes, the Parties intend that all payments made by Celgene under this Agreement shall be treated as fees, royalties, milestone payments, or similar payments (and not as consideration for the sale or exchange of property), and the Parties shall treat all such payments consistently with this Section 11.15 in all relevant respects unless otherwise required by Law.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this [***] LICENSE AGREEMENT to be executed by their respective duly authorized officers as of the Effective Date.

FORMA THERAPEUTICS, INC.		CELGENE ALPINE INVESTMENT COMPANY II, LLC

By:	/s/ Steven Tregay	By:	/s/ Kevin Mello
Name:	Steven Tregay, Ph.D.	Name:	Kevin Mello
Title:	President	Title:	Manager

Solely for purposes of Articles 4, 5, 7 and 9:

FORMA THERAPEUTICS HOLDINGS, LLC

By:	/s/ Steven Tregay
Name:	Steven Tregay, Ph.D.
Title:	President

[Signature page to [***] License Agreement]

EXHIBIT A

Defined Terms

“Accounting Principles” means either U.S. generally accepted accounting principles, consistently applied (“GAAP”) or International Financial Reporting Standards (“IFRS”), as designated and used by the applicable Party in preparing its financial statements from time to time.

“Action” means any claim, cause of action, demand, notice (including notice of potentially responsible party status under applicable environmental law), litigation, action, suit, arbitration, or mediation in any jurisdiction, foreign or domestic, or to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interest of any Person (including attribution from related parties), (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise. For clarity, each Subsidiary is an Affiliate of Forma Parent and Forma Inc., unless and until a Business Combination of such Subsidiary occurs. Further, for purposes of this Agreement, none of Forma Parent, Forma Inc. or any Subsidiary is an Affiliate of Celgene as of the Effective Date or anytime thereafter (except in the case of where Celgene acquires more than fifty percent (50%) of the voting securities or other voting interest of any such Person).

“Agreement” has the meaning set forth in the Introductory Paragraph of the applicable agreement.

“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws of the United States, a state or territory thereof, or any foreign government that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

“Business Combination” means with respect to a Person, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Person representing [***] ([***]%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of such Person; (b) such Person consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Person, in either event pursuant to a transaction in which more than [***] ([***]%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Person immediately preceding such consolidation or merger; or (c) such Person conveys, transfers or leases all or substantially all of its assets to a Third Party; it being understood that, with respect to any Subsidiary, references to “Third Party” in this definition shall include Celgene.

“Business Day” means a day other than Saturday, Sunday, or any day on which commercial banks located in New York, New York are authorized or required by Law to close.

“Calendar Quarter” means the period beginning on the Effective Date of the Agreement and ending on the last day of the calendar quarter in which such Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that, the final Calendar Quarter shall end on the last day of the Term of the Agreement, or, in the event an applicable Royalty Term extends beyond the last day of such Term, the last day of such Royalty Term.

“Calendar Year” means the period beginning on the Effective Date of the Agreement, as applicable, and ending on December 31 of the calendar year in which such Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that, the final Calendar Year shall end on the last day of the Term of the Agreement, or, in the event an applicable Royalty Term extends beyond the last day of such Term of the Agreement, the last day of such Royalty Term.

“[***]” means the Celgene compound designated as [***].

“Celgene” has the meaning set forth in the Introductory Paragraph of the Agreement.

“Celgene IP” means, collectively:

(a)    “Celgene Know-How,” which means Know-How Controlled by Celgene or any of its Affiliates that comprises or is incorporated in, or otherwise is used by Celgene or any of its Affiliates to develop or commercialize, a Licensed Compound or Licensed Product as of the termination of this Agreement; and

(b)    “Celgene Patents,” which means Patents Controlled by Celgene or any of its Affiliates that claim the development, manufacture or commercialization of a Licensed Compound or Licensed Product as of the termination of this Agreement.

For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to a Business Combination by such Third Party or its Affiliate of Celgene (that is, a parent company of Celgene or an Affiliate of such parent company) that was not either Celgene or an Affiliate thereof before such Business Combination (or any successor or assign thereafter), and Celgene Background IP shall exclude any Know-How and Patents Controlled by the Third Party (or any Affiliate thereof, excluding Celgene) prior to such Business Combination.

“Celgene Indemnitee” means Celgene and its Affiliates, and their respective officers, directors, employees, agents, and their respective successors, heirs and assigns, and representatives.

“Claims” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

“Clinical Test Data” shall be deemed to include all information related to clinical or non- clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, Regulatory Filings and communications, and the like.

“Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, any study incorporating more than one of these phases, or any post-Regulatory Approval clinical trial.

“Code” means the Internal Revenue Code of 1986, as the same is amended from time to time.

“Commercially Reasonable Efforts” means such efforts that are consistent with the efforts and resources then used by Celgene (or Celgene’s Affiliates, Sublicensees, subcontractors or other collaborators), as applicable, in the exercise of its commercially reasonable practices relating to an exercise or obligation under this Agreement, including the research, development (including seeking Regulatory Approval), manufacture and commercialization of a pharmaceutical or biological product, as applicable, at a similar stage in its research, development or commercial product life as the relevant Licensed Compounds or Licensed Products, and that has commercial and market potential similar to the relevant Licensed Compounds or Licensed Products, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), commercial potential of the product to Celgene (including the amounts payable to licensors of patent or other intellectual property rights but excluding any amounts payable under this Agreement), alternative products, legal issues and other relevant factors. Commercially Reasonable Efforts shall be determined on a country-by-country, market-by-market and Indication-by-Indication basis for a particular Licensed Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Licensed Product and the country(ies), market(s) and Indication(s) involved.

“Comparable Third Party Product” means, on a country-by-country basis, any pharmaceutical product that (a) is sold by a Third Party under a Regulatory Approval granted by a Regulatory Authority to such Third Party; (b) contains the identical active ingredient(s) (including an active moiety) as an approved Licensed Product of Celgene, its Affiliates or its Sublicensee; and (c) is approved pursuant to (i) an abbreviated new drug application or under Section 505(b)(2) of the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, or any amended or successor abbreviated route of approval, (ii) Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or any amended or successor abbreviated route of approval, or (iii) any Laws or abbreviated routes of approval in any other countries worldwide that are comparable to those described in subclause (i) or (ii). A pharmaceutical product that is AB-rated or comparably rated in any jurisdiction outside the United States to the applicable Licensed Product shall be a Comparable Third Party Product with respect to such Licensed Product.

“Confidential Information” means, with respect to a Party, all non-public, confidential and proprietary information and materials, including processes, formulae, data, Know-How,

improvements, inventions, materials, chemical structures, techniques, marketing plans, strategies, and customer lists, in each case, that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, visual, graphic, or electronic form.

“Contract” means any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other arrangement, whether written or oral.

“Control”, “Controls” or “Controlled” means, with respect to any intellectual property, material or item, possession of the right (whether through ownership or license (other than a license granted in the applicable agreement)) to grant the licenses or sublicenses as provided under the applicable agreement without violating the terms of any then-existing agreement with any Third Party and (subject to the immediately succeeding sentence) creating or increasing any payment obligation to a Third Party, including any royalty or milestone payment (the “Additional Payments”). Notwithstanding the foregoing, if on or after the Effective Date and for such time as the other Party agrees to pay and does in fact pay all Additional Payments, including as set forth in Article 5, with respect to such Party’s use of or license to such intellectual property, such intellectual property shall be deemed to be included in the definition of “Control”. In the event of a Business Combination with respect to a Party, the intellectual property owned or controlled by the Third Party to the applicable Business Combination transaction shall not be included in the definition of “Control” unless such intellectual property (a) is generated in the performance of activities under this Agreement, (b) was Controlled by such Party prior to such Business Combination, or (c) becomes Controlled by such Party after such Business Combination through possession of the right (whether through ownership or license (other than a license granted in the applicable agreement)) to grant the licenses or sublicenses as provided under the applicable agreement without violating the terms of any then- existing agreement with any Third Party and creating or increasing any Additional Payments (provided, that for such time as the other Party agrees to pay and does in fact pay all Additional Payments, including as set forth in Article 5, with respect to such Party’s use of or license to such intellectual property, such intellectual property shall be deemed to be included in the definition of “Control”).

“Cover”, “Covering” or “Covered”, means (a) with reference to a Patent, that the manufacture, use, offer for sale, sale or importation of a product or practice of a method would infringe such Valid Claim of such Patent in the country in which such activity occurs absent a license thereto (or ownership thereof) and considering a Valid Claim of a patent application for the time period specified in the definition of “Valid Claim”, and (b) with reference to Know-How, that the manufacture, development or commercialization of a product incorporate, embodies or otherwise makes use of such Know-How.

“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments incurred or sustained by a Party in the absence of Third Party claims; provided that no Party shall be liable to hold harmless or indemnify the Celgene Indemnitees or Forma Indemnitees, as applicable, for any damages, losses, suits, proceedings, liabilities or costs for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a claim by such Third Party.

“Disclosing Party” has the meaning set forth in Article 7.

“Dispute Notice” has the meaning set forth in Section 9.3.2.

“Disputes” has the meaning set forth in Section 11.6.

“Dollar” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in the Introductory Paragraph.

“EU” means all countries that are officially recognized as member states of the European Union at any particular time during the term of the Agreement.

“Excluded Activities” has the meaning set forth in Section 4.1.

“Executive Officers” means the [***].

“Existing Forma Agreements” has the meaning set forth in Section 8.2(b).

“Existing License Agreement” has the meaning set forth in the preamble.

“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

“Field” means any use or purpose, including [***].

“First Commercial Sale” means, on a Licensed Product-by-Licensed Product basis, the first sale for which revenue has been recognized by Celgene or its Affiliates or Sublicensees for use or consumption by the general public of such Licensed Product in any country worldwide for which all Regulatory Approvals (including pricing and reimbursement approvals) that may be legally required in order to sell such Licensed Product in such country have been granted; in each case provided however that the following shall not constitute a First Commercial Sale:

(a)    [***];

(b)    [***]; and

(c)    [***].

“Force Majeure” means causes beyond a Party’s reasonable control, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest.

“Forma Inc.” means Forma Therapeutics, Inc., a Delaware corporation.

“Forma IP” means collectively:

(a)    “Forma Know-How,” which means all Know-How Controlled by Forma Inc. or any of its Affiliates as of the Effective Date or thereafter during the Term that (a) is necessary or useful for the research, development, manufacture and/or commercialization of any Licensed Compound or Licensed Product, or (b) comprises or is incorporated or otherwise used in (including in the manufacture of) any Licensed Compound or Licensed Product; and

(b)    “Forma Patents,” which means all Patents Controlled by Forma Inc. or any of its Affiliates as of the Effective Date or thereafter during the Term that (i) claim the composition of matter of, or use, manufacture, distribution, sale or formulation of, any Licensed Compound or Licensed Product, or (ii) are necessary or useful to the composition, production, use, research, development, manufacture or commercialization of, any Licensed Compound or Licensed Product, including the patents and patent applications listed on Exhibit B. Each additional Forma Patent during the Term shall automatically be added to Exhibit B upon coming into existence. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to a Business Combination by such Third Party or its Affiliate of Forma (that is, a parent company of Forma or an Affiliate of such parent company) that was not either Forma or an Affiliate thereof before such Business Combination (or any successor or assign thereafter), and Forma Background IP shall exclude any Know-How and Patents Controlled by the Third Party (or any Affiliate thereof, excluding Forma) prior to such Business Combination.

“Forma Indemnitees” has the meaning set forth in Section 9.1.

“Forma In-Licenses” has the meaning set forth in Section 8.2(b).

“Forma Parent” means Forma Therapeutics Holdings, LLC, a Delaware limited liability company.

“Forma Phase 1 Clinical Trial” means the Phase 1 Clinical Trial having the following identifier on clinicaltrials.gov: NCT02543879.

“Good Clinical Practices” or “GCP” means the ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction. In the United States, GCP shall be based on Good Clinical Practices established through FDA guidances (including Guideline for Good Clinical Practice - ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, GCP shall be based on Guideline for Good Clinical Practice - ICH Harmonized Tripartite Guideline (ICH E6).

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time).

“Good Manufacturing Practices” or “GMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing

Practice for Medicinal Products, as each may be amended from time to time, and (b) all Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of any Collaboration Compound, Lead Candidate, Licensed Compound or Licensed Product, as applicable.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Governmental Authorization” means any (a) Order, permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Hatch-Waxman Act” means the U.S. Hatch-Waxman Act or Public Health Service Act, and any ex-U.S. equivalent of the Hatch-Waxman Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).

“Indebtedness” means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with Accounting Principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured

by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and Contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnification Claim” has the meaning set forth in Section 9.3.1.

“Indemnitor” means the indemnifying Party.

“Indication” means any human disease or condition, or sign or symptom of a human disease or condition. Notwithstanding the foregoing, different lines of treatment of an Indication will not be considered a separate Indication; the treatment and prevention of separate varieties of an Indication or precursor condition will not be a separate Indication; and the treatment or prevention of an Indication in a different population will not be a separate Indication (e.g., adult and pediatric)).

“Indirect Taxes” has the meaning set forth in Section 5.4.3(a).

“IRS” means the U.S. Internal Revenue Service.

“Joint IP” means the Joint Know-How and Joint Patents.

“Joint Know-How” means any improvements, inventions, works-of-authorship, and developments discovered, invented, created or developed by or on behalf of both Parties and their respective Affiliates in the course of performance of this Agreement.

“Joint Patents” means Patents that Cover any Joint Know-How.

“Know-How” means all tangible and intangible:

(a)    information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, research data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms; and

(b)    compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

“Laws” means all applicable laws, statutes, rules, regulations, ordinances, orders and other pronouncements having the effect of law of any Governmental Authority.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” Liabilities.

“Licensed Compounds” means any and all compounds set forth in Exhibit C, and includes:

(a)    any and all derivatives, modifications and improvements of any such compound, in each case; and

(b)    any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrates, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, analog, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex, mixture, serum, solution, lyophilized material, or other formulation, of any such compound.

“Licensed Product” means any pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient and in any dosage form or formulation.

“Litigation Conditions” means, with respect to a Third Party Claim, (a) such Third Party Claim does not seek injunctive relief or non-monetary damages from the Indemnitee and (b) the Indemnitor expressly agrees in writing that as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such Third Party Claim in full and is able to reasonably demonstrate that it has sufficient financial resources.

“MAA” means a regulatory application filed with the EMA seeking Regulatory Approval of a Licensed Product, and all amendments and supplements thereto filed with the EMA.

“Manufacturing Transition Costs” means the direct out-of-pocket costs associated with the transfer by Forma Inc., following the Effective Date, of responsibility for manufacturing activities to Celgene, including costs associated with both the transfer of technology relating to the manufacture of Licensed Compounds and Licensed Products and technical assistance provided by Forma Inc. in relation to such transfer.

“Marks” means trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration.

“Milestone Payments” has the meaning specified in Section 5.2.

“NDA” means a New Drug Application (as more fully described in U.S. 21 C.F.R. Parts 314.50 et seq. or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing, including an MAA, in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in a country or in a group of countries.

“Net Sales” means with respect to any Licensed Product, the gross amounts invoiced by Celgene, its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party customers for sales of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements and calculated in accordance with the Accounting Principles as consistently applied, for:

(a)    [***];

(b)    [***];

(c)    [***];

(d)    [***];

(e)    [***]; and

(f)    [***].

[***].

[***].

[***].

[***]:

[***]; and

[***].

[***].

As used in this definition, “Combination Product” means [***].

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is, has been or may in the future be entered into in connection with any Proceeding.

“Party” or “Parties” has the meaning set forth in the Introductory Paragraph of this Agreement.

“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed in this definition.

“Pharmacovigilance Agreement” has the meaning set forth in Section 2.3.5.

“Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is to determine the metabolism and pharmacological actions of the product in humans, the side effects associated with increasing doses and, if possible, to gain early evidence of effectiveness, as described in U.S. 21 C.F.R. Part 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product; or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Product Infringement” has the meaning set forth in Section 6.5.1.

“Product Liability” means any product liability claims asserted or filed by a Third Party (without regard to their merit or lack thereof), seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic losses, allegedly caused by any Licensed Product, and including claims by or on behalf of users of any Licensed Product (including spouses, family members and personal representatives of such users) relating to the use, sale, distribution or purchase of any Licensed Product sold by a Party, its Affiliates, Sublicensees or distributors, including claims by Third Party payers, such as insurance carriers and unions.

“Program Assets” has the meaning set forth in Section 4.3.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, positions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

“Receiving Party” has the meaning set forth in Section 7.1.

“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in a country in the world, including pricing and reimbursement approvals that may be legally required in order to sell the product in such country.

“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country, including the EMA, and any successor(s) thereto.

“Regulatory-Based Exclusivity” means, with respect to a Licensed Product in a country, that (a) Celgene or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Law) in such country to market and sell the Licensed Product or the active ingredient comprising such Licensed Product in such country, or (b) the data and information submitted by Celgene or any of its Affiliates or Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by any Person other than Celgene, its Affiliates or Sublicensees (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country such that market exclusivity is maintained.

“Regulatory Data” means all information with respect to a product made, collected or otherwise generated under or in connection with any Clinical Study and such other tests and studies in patients that are (a) required by Law, or otherwise recommended by Regulatory Authorities, to obtain or maintain Regulatory Approvals, or (b) conducted solely in support of pricing or reimbursement for such product or otherwise may be legally required to obtain or maintain Regulatory Approval for such product (including epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies).

“Regulatory Filings” means any submission to a Regulatory Authority of any appropriate regulatory application together with any related correspondence and documentation, and will include any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings will include any IND, CTA, NDA, MAA or the corresponding application in any other country or group of countries.

“Representatives” means the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of a Person.

“Residual Information” means any learning, skills, ideas, concepts, techniques, know-how and information, including general chemistry methodologies and general SAR (structure-activity relationship) concepts, retained in intangible form in the unaided memory of the Receiving Party’s directors, employees, contractors, advisors, agents and other personnel of the Receiving Party who had access to the Disclosing Party’s Confidential Information.

“Royalty Payment” has the meaning set forth in Section 5.3.

“Royalty Term” means on a country-by-country and Licensed Product-by-Licensed Product basis, the longer of (a) the expiration of the last Valid Claim of any Forma Patent which Covers the composition of matter, method of use or formulation of any Licensed Product in such country, (b) the expiration of Regulatory-Based Exclusivity, and (c) [***] following the First Commercial Sale of such Licensed Product in such country.

“Safety Reason” means [***].

“SEC” means the U.S. Securities and Exchange Commission, and any successor entity thereto.

“Specified Material Breach” has the meaning set forth in Section 10.6.2.

“Sublicensee” means a Third Party to whom Celgene has granted a license under the Forma IP to develop, manufacture or commercialize Licensed Products in the field worldwide in accordance with this Agreement, but excluding any Third Party acting solely as a distributor. For purposes of clarity, none of Forma or any of its Affiliates shall be deemed a Sublicensee of Celgene.

“Tax” means any (a) tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (b) Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period (including any Liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law) and (c) Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person pursuant to any payments under any Tax allocation, sharing, or similar agreement, Contract or arrangement (whether oral or written).

“Territory” means [***].

“Term” has the meaning set forth in Section 10.1.

“Third Party” means, any person other than the Parties that is not an Affiliate or Subsidiary of a Party.

“Third Party Agreement” has the meaning set forth in Section 2.3.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Transition Activities” has the meaning set forth in Section 2.3.1.

“United States” or “U.S.” means the United States of America and all of its territories and possessions.

“Up-Front Payment” has the meaning specified in Section 5.1.

“Valid Claim” means a claim of (a) an issued patent in the U.S. or in a jurisdiction outside the U.S., as applicable, that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or (b) a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than seven (7) years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.